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                      October 27, 2023

       Xiaoming Li
       Chief Executive Officer
       Meta Data Ltd
       Flat H 3/F, Haribest Industrial Building , 45-47 Au Pui Wan Street Sha Tin New Territories
       Hong Kong

                                                        Re: Meta Data Ltd
                                                            Annual Report on
Form 20-F for the Fiscal Year Ended August 31, 2022
                                                            Filed December 30,
2022
                                                            File No. 001-38430

       Dear Xiaoming Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Joan Wu